Registration No. 202100496 The Companies Act 1981 CERTIFICATE OF DEPOSIT OF MEMORANDUM OF INCREASE OF SHARE CAPITAL THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of Seadrill Limited was delivered to the Registrar of Companies on the 18th day of February 2022 in accordance with section 45(3) of the Companies Act 1981 (the "Act"). Kenneth Joaquin Registrar of Companies 2nd day of March 2022